Exhibit 99.1

                        EPL Announces First Quarter 2006
     Results and Provides Operational Update; Total Production Returning to
                     Pre-Storm Levels as Ramp Up Continues

    Business Editors

   NEW ORLEANS--(BUSINESS WIRE)--May 9, 2006--Energy Partners, Ltd. ("EPL") (NYSE:EPL) today announced financial results for the first quarter of 2006 and provided an update on operations. In the update, EPL said its total production has now returned to over 29,000 barrels of oil equivalent (Boe) per day, essentially the rate the Company was producing just prior to the storms in late August 2005. The Company also disclosed that it has recently drilled a discovery well at Little Lake onshore in south Louisiana. In addition, wells drilled at Grand Isle 66 and West Cameron 202 on the Gulf of Mexico Shelf were plugged and abandoned.

   Financial Results

   Net income available to common stockholders was $14.8 million for the first quarter of 2006 compared to $19.5 million for the first quarter of 2005. Net income per diluted share for the first quarter 2006 was $0.37 compared to $0.51 per diluted share in the same quarter a year ago. Revenue for the first quarter of 2006 rose to $110.1 million, a 13% increase over first quarter 2005 revenues of $97.5 million. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, rose to $92.9 million, up 32% from $70.2 million in the first quarter last year. (See reconciliation of discretionary cash flow schedule in the tables.) Cash flow from operating activities in the first quarter of 2006 was $63.9 million compared with $69.4 million in the same quarter a year ago.
   The first quarter of 2006 benefited from record oil prices and strong natural gas prices, and included $12.7 million in claims accrued under the Company's business interruption insurance coverage. These benefits were reduced by lower production volumes due to hurricane related shut ins; increased exploration expenses associated with an expanded capital expenditure program; and higher depreciation, depletion, and amortization (DD&A) expenses. The Company said DD&A per Boe, which increased in the first quarter from prior periods, is expected to trend downward in the coming quarters.
   Production for the first quarter of 2006 averaged 22,991 Boe per day, up 24% from 18,583 Boe per day in the fourth quarter of 2005, but down 12% from 26,007 Boe per day in the first quarter of 2005. Natural gas production in the first quarter of 2006 averaged 94.8 million cubic feet (Mmcf) per day, a 16% rise from 82.0 Mmcf per day in the fourth quarter of 2005. Oil production in the most recent quarter averaged 7,185 barrels per day, a 46% rise from the average of 4,916 Boe per day in the fourth quarter of last year. First quarter 2006 production volumes were down compared to the first quarter of 2005 due to the impact of hurricane related shut ins but were up significantly from the fourth quarter of 2005 as new wells came on line and production continued to be restored following completion of repairs to third-party pipelines and processing facilities. The Company said production is currently averaging over 29,000 Boe per day.
   Richard A. Bachmann, EPL's Chairman and CEO, commented, "We are pleased to get off to a strong start in 2006. The 24% increase in first quarter production from fourth quarter 2005 is a strong showing following the production disruptions related to last year's storm season. Now that the majority of the third-party infrastructure repairs that limited our production have been completed and new production has been added, we have essentially returned to pre-storm volume levels. By the end of May, we should be above last year's record production high of 30,000 Boe per day. We believe that our first quarter results and the positive indications we are seeing for the second quarter are just the start to what should be a great year for us."
   Oil price realizations for the first quarter of 2006 averaged $59.16 per barrel, a 30% increase from $45.68 per barrel in the same period a year ago. Natural gas price realizations in the quarter averaged $8.30 per thousand cubic feet (Mcf), increasing 27% from $6.52 per Mcf in the first quarter of 2005. All commodity prices are stated net of hedging impact. The Company maintains a complete and regularly updated schedule of hedging positions under "Hedging" in the Investor Relations section of the Company's web site, www.eplweb.com.
   During the quarter, the Company said capital expenditures for exploration and development activities totaled $92.5 million. The Company also said that the projected 2006 capital budget of $360.0 million will be executed with internally generated funds. As of March 31, 2006 total debt stood at $225.0 million, and the Company's debt to total capitalization ratio was 35%.

   Operational Highlights

   Lease Sale

   At the March 2006 Central Gulf of Mexico Lease Sale, EPL was the high bidder on 11 of 18 blocks on which the Company submitted bids. The successful bids represent approximately 52,500 gross acres, including two deepwater tracts as well as nine other areas on the Gulf of Mexico Shelf. EPL's share of the lease bonuses for the successful high bids totaled $7.9 million. To date, seven of the high bid blocks have been awarded, including the two deepwater leases.

   Shelf and Onshore

   During the first quarter, the Company announced discoveries on four Shelf properties including the East Cameron 268 #1, South Timbalier 23 #CC-4st, West Cameron 3 #1, and West Cameron 176 #13. EPL owns a 50% working interest in the East Cameron 268 #1, 27% in South Timbalier 23 #CC-4, and 25% working interest in each of the other two wells. All of these wells had moderate reserve potential, and production from each well is expected by the end of the year. In addition to restoring wells shut in by the storms, five wells from discoveries in prior years commenced production at East Cameron 111, Eugene Island 141, North Padre Island 913, and South Marsh Island 192 since January 1, 2006.
   In the first quarter, the Louisiana State Lease 15016 #1 well testing the Denali prospect in South Pass 26 was determined to be non-commercial. The Company recognized dry hole expense of $7.5 million in the first quarter of 2006 in connection with the well. While there is a possibility for future tests of deeper horizons in the area, none are planned for 2006. In addition, the Company announced the well at Grand Isle 66 did not encounter hydrocarbons. This moderate potential well, operated by Walter Oil and Gas Corporation in which EPL held a 50% working interest, was drilled to a total depth of 16,150 feet. The Company also announced that the non-operated high potential, high risk well at West Cameron 202, in which EPL held a 25% working interest, is being plugged and abandoned after it was drilled to a total depth of 15,876 feet, the point at which hole conditions prevented the well from being drilled deeper to test the higher potential targets. For the year to date, the Company has drilled six discoveries out of nine exploratory tests. The Company plans to drill at least 14 additional exploratory wells on the Shelf in the balance of 2006, with four of those wells having high reserve potential.
   Onshore in south Louisiana, the Company recently drilled a successful exploratory test in the Little Lake area in which it has 50% working interest, which should be on line late in the second quarter of 2006. EPL plans to commence drilling a deep, high risk, high potential exploratory test, the Lakeside Prospect, in Cameron Parish in mid to late May. At least one additional onshore deep exploratory test is planned for later in the year.

   Deepwater

   In February, the Company announced its entry into the deepwater Gulf of Mexico with an agreement to acquire a 25% working interest in 23 undeveloped leases with 13 identified prospects from Noble Energy, Inc. The first well, Mississippi Canyon Block 204 #1, called Redrock, was drilled to a total measured depth of 23,365 feet and encountered its intended objectives. While the resource estimation is still ongoing, high quality pay was encountered in one objective as expected. The quality and extent of a second objective is still under evaluation, and further appraisal work on this discovery will continue this year and into 2007. The second well, called Raton, which is at Mississippi Canyon 248, is currently drilling to a total measured depth of 20,000 feet and has multiple targets.

   Current Operations

   The Company is currently drilling two exploratory wells: the deepwater Mississippi Canyon 248 #1 and South Timbalier 42 #2. In addition, the Company said today that it has recently brought on line the South Timbalier 41 #B-2 well, a 2006 development well. The well, in which the Company owns a 60% working interest, is currently producing approximately 70 Mmcf and 1,200 barrels of condensate per day on a gross basis, and is EPL's highest rate well.
   Richard A. Bachmann continued, "Based on the operational pace we have established early in the year, we believe we are well positioned to meet our production goal to increase our annual production by 25% to 35%. With our entry into deepwater and our continued focus on the Shelf and onshore south Louisiana, we believe this will be one of our most exciting exploratory drilling programs."
   EPL has scheduled a conference call to review first quarter 2006 results for today, May 9, 2006 at 8:30 A.M. central time. On the call, management will discuss operational and financial results and also provide an update on guidance for 2006. To participate in the EPL conference call, callers in the United States and Canada can dial
(877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 8556663.
   The call will be available for replay beginning two hours after the call is completed through midnight of May 14, 2006. For callers in the United States and Canada, the toll-free number for the replay is
(800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 8556663.
   The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

   Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

   Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.



                        ENERGY PARTNERS, LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                    ------------------
                                                        2006     2005
                                                     -------- --------
Revenues:
 Oil and natural gas                                $109,124 $ 97,453
 Other                                                   994       25
                                                     -------- --------
                                                     110,118   97,478
                                                     -------- --------
Costs and expenses:
 Lease operating                                      12,365   12,443
 Transportation expense                                  248      160
 Taxes, other than on earnings                         2,995    2,764
 Exploration expenditures, dry hole costs and
  impairments                                         19,596   10,755
 Depreciation, depletion and amortization             47,145   25,513
 General and administrative                           12,456    9,900
                                                     -------- --------
    Total costs and expenses                          94,805   61,535
                                                     -------- --------
Business interruption recovery                        12,689        -
Income from operations                                28,002   35,943
                                                     -------- --------
Other income (expense):
 Interest income                                         279      185
 Interest expense                                     (5,084)  (4,048)
                                                     -------- --------
                                                      (4,805)  (3,863)
                                                     -------- --------

Income before income taxes                            23,197   32,080
 Income taxes                                         (8,394) (11,659)
                                                     -------- --------

Net income                                            14,803   20,421

 Less dividends earned on preferred stock and
  accretion of discount                                    -     (944)
                                                     -------- --------
Net income available to common stockholders         $ 14,803 $ 19,477
                                                     ======== ========
 Basic earnings per share                           $   0.39 $   0.56
                                                     ======== ========
 Diluted earnings per share                         $   0.37 $   0.51
                                                     ======== ========

Weighted average common shares used in computing
 earnings per share:
   Basic                                              38,028   35,026
   Incremental common shares                           2,340    5,241
                                                     -------- --------
   Diluted                                            40,368   40,267
                                                     ======== ========

                        ENERGY PARTNERS, LTD.
           CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In thousands)
                             (Unaudited)
                                                        Three Months
                                                           Ended
                                                         March 31,
                                                      ----------------
                                                         2006    2005
                                                      -------- -------
Cash flows from operating activities:
 Net income                                         $ 14,803  $20,421
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation, depletion and amortization           47,145   25,513
   Loss on disposition of oil and natural gas assets       -       92
   Non-cash compensation                               2,115    1,883
   Deferred income taxes                               8,677   11,309
   Exploration expenditures                           13,968    4,728
   Amortization of deferred financing costs              249      247
   Other                                                 294        -
 Changes in operating assets and liabilities:
   Trade accounts receivable                          11,381   (2,683)
   Other receivables                                 (12,603)     (81)
   Prepaid expenses                                    2,124    1,282
   Other assets                                          850   (1,292)
   Accounts payable and accrued expenses             (25,030)   8,152
   Other liabilities                                    (103)    (128)
                                                     --------  -------

Net cash provided by operating activities           $ 63,870  $69,443
                                                     ========  =======

Reconciliation of discretionary cash flow:
   Net cash provided by operating activities          63,870   69,443
   Changes in working capital                         23,381   (5,250)
   Non-cash exploration expenditures                 (13,968)  (4,728)
   Total exploration expenditures                     19,596   10,755
                                                     --------  -------
Discretionary cash flow                             $ 92,879  $70,220
                                                     ========  =======

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.

                        ENERGY PARTNERS, LTD.
       SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                             (Unaudited)

                                                        Three Months
                                                           Ended
                                                         March 31,
                                                      ----------------
                                                         2006    2005
                                                      -------- -------
PRODUCTION AND PRICING
-----------------------------------------------------
Net Production (per day):
   Oil (Bbls)                                          7,185    9,978
   Natural gas (Mcf)                                  94,833   96,172
      Total (Boe)                                     22,991   26,007
Oil and Natural Gas Revenues (in thousands):
   Oil                                              $ 38,253 $ 41,019
   Natural gas                                        70,871   56,434
      Total                                          109,124   97,453
Average Sales Prices (1):
   Oil (per Bbl)                                    $  59.16 $  45.68
   Natural gas (per Mcf)                                8.30     6.52
      Average (per Boe)                                52.74    41.64

OPERATIONAL STATISTICS
-----------------------------------------------------
Average Costs (per Boe):
   Lease operating expense                          $   5.98 $   5.32
   Taxes, other than on earnings                        1.45     1.18
   Depreciation, depletion and amortization            22.78    10.90

(1) Prices are net of hedging transactions which had the following impact:

  -- Reduced natural gas price realizations by $0.11 per Mcf and none for the first quarter of 2006 and 2005, respectively; and

  -- Reduced oil price realizations by none and $1.17 per barrel for the first quarter of 2006 and 2005, respectively.

                        ENERGY PARTNERS, LTD.
                     CONSOLIDATED BALANCE SHEETS
                  (In thousands, except share data)

                                               March 31,  December 31,
                                                   2006       2005
                                                ----------- ----------
                                                (Unaudited)
ASSETS
------
Current assets:
 Cash and cash equivalents                     $     2,725 $    6,789
 Trade accounts receivable                          66,945     78,326
 Other receivables                                  61,906     49,303
 Deferred tax asset                                  3,213      5,582
 Prepaid expenses                                    1,055      3,179
                                                ----------- ----------
      Total current assets                         135,844    143,179

Property and equipment, at cost under the
 successful efforts method of accounting for
 oil and natural gas properties                  1,265,479  1,189,078
Less accumulated depreciation, depletion and
 amortization                                     (463,793)  (418,347)
                                                ----------- ----------
      Net property and equipment                   801,686    770,731

Other assets                                        12,434     13,284
Deferred financing costs -- net of accumulated
 amortization                                        3,841      4,091
                                                ----------- ----------
                                               $   953,805 $  931,285
                                                =========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------
Current liabilities:
 Accounts payable                              $    22,685 $   28,810
 Accrued expenses                                  118,810    108,087
 Fair value of commodity derivative instruments      4,464      9,875
 Current maturities of long-term debt                    -        109
                                                ----------- ----------
      Total current liabilities                    145,959    146,881

Long-term debt                                     225,000    235,000
Deferred income taxes                               97,461     87,559
Asset retirement obligation                         58,138     56,039
Other                                                6,750     11,213
                                                ----------- ----------
                                                   533,308    536,692

Stockholders' equity:

Common stock, par value $0.01 per share.
      Authorized 50,000,000 shares; issued and
      outstanding: 2006 - 41,575,739 shares;
      2005 - 41,468,093 shares                         417        415
 Additional paid-in capital                        353,579    348,863
 Accumulated other comprehensive loss               (6,228)   (12,619)
 Retained earnings                                 130,169    115,366
 Treasury stock, at cost. 2006 -- 3,474,575
  shares; 2005 -- 3,474,208 shares                 (57,440)   (57,432)
                                                ----------- ----------
      Total stockholders' equity                   420,497    394,593
 Commitments and contingencies
                                                ----------- ----------
                                               $   953,805 $  931,285
                                                =========== ==========



    CONTACT: Energy Partners Ltd., New Orleans
             T.J. Thom, 504-799-4830
             or
             Al Petrie, 504-799-1953